Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-202184, 333-110662 and 333-48651) of FirstEnergy Corp. of our report dated June 27, 2017, relating to the financial statements and schedules of the FirstEnergy Corp. Savings Plan, which appears in this Form 11-K.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY
Akron, Ohio

June 27, 2017